For Immediate Release

U.S. ENERGY CORP. ANNOUNCES CASH DISTRIBUTION FROM STANDARD STEAM TRUST

RIVERTON, Wyoming – April 28, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced that it has received a cash distribution of $1.1 million from Standard Steam Trust (“SST”).

SST notified USE that the management committee approved a $5 million aggregate distribution on April 1, 2010.  USE’s 22.8 % share of the distribution was $1.1 million.  The distribution resulted from a sale by SST of one of their eight projects to an undisclosed third party for an undisclosed amount.

“Less than 18 months after becoming involved with SST, we have been able to begin generating a return on our geothermal investment,” stated Keith G. Larsen, CEO of U.S. Energy Corp.  “SST retains a strong portfolio of assets and we expect them to create additional value in the future,” he added.

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Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “target,” “goal,” or similar expressions.  The forward-looking statements in this release relate to U.S. Energy Corp.’s possible receipt of future value from its investment in Standard Steam Trust LLC, as well as to U.S. Energy Corp.’s current equity ownership percentage in Standard Steam Trust LLC.  There is no assurance that U.S. Energy Corp. will receive additional value from its investment in Standard Steam Trust LLC, or that its current equity ownership in that entity will not change. These forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Annual Report on Form 10-K filed on March 12, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen                                                                           Nick Hurst
Director of Investor Relations                                                 Investor Relations
U.S. Energy Corp.                                                                      The Equicom Group
1-800-776-9271                                                                            1-403-538-4845
reggie@usnrg.com                                                                    nhurst@equicomgroup.com